Exhibit 4.1

VERMILLION, INC.

12117 BEE CAVES ROAD, BUILDING THREE, SUITE 100
AUSTIN, TEXAS 78738

August 25, 2017

CONFIDENTIAL

[Holder]

[Address]

[Address]

Re:Agreement to Reprice and Exercise Warrants

Ladies and Gentlemen:

This letter agreement sets forth the agreement between Vermillion, Inc., a Delaware corporation (the “Company”), and the undersigned (the “Holder”) regarding (a) an amendment to the exercise price of Warrant No. 2014-[___] (the “Original Warrant”) to purchase up to [______] shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), which was initially issued to the Holder on December 23, 2014 (as amended hereby, the “Amended Warrant” and, the Amended Warrant, together with the Warrant Shares, the “Securities”), and (b) the Holder’s agreement to exercise in full or in part the Amended Warrant. The Original Warrant was issued pursuant to, and the Amended Warrant and the Warrant Shares will continue to be subject to, the terms and conditions of that certain Securities Purchase Agreement, dated December 19, 2014 (the “Securities Purchase Agreement”), by and among the Company, the Holder and each other person listed on Schedule I thereto.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1. Amendment to the Original Warrant. On the terms and subject to the conditions of this letter agreement and in reliance upon the representations, warranties and agreements contained herein, Section 3 of the Original Warrant is hereby amended in full to read as follows:

“This Warrant may be exercised for a price per Warrant Share equal to $2.00, subject to adjustment from time to time pursuant to Section 12 (the “Exercise Price”); provided,  however, that if the Holder duly exercises this Warrant and satisfies each of the conditions of Section 7 on or before August 31, 2017, the Exercise Price shall be $1.00 per Warrant Share acquired upon such exercise, subject to adjustment from time to time pursuant to Section 12.  For the avoidance of doubt, the Exercise Price shall be equal to $2.00 per Warrant Share in connection with any exercise that is not made pursuant to and in accordance with the immediately foregoing proviso.”

2. Exercise of the Amended Warrant.

(a) On the terms and subject to the conditions of this letter agreement and in reliance upon the representations, warranties and agreements contained herein, on or before August 31, 2017, or such later date as the Company may agree in writing (the “Closing Date”), the Holder shall (i) surrender the Original Warrant to the Company, together with an Exercise Notice, substantially in the form attached to the Original Warrant as Attachment A (the “Exercise Notice”), in accordance with Section 7 of the Original Warrant and (ii) pay the aggregate Exercise Price of $[_______] (the “Aggregate Exercise Price”) to the Company by wire transfer in accordance with instructions to be delivered in writing to the Holder by the Company prior to the Closing Date.

(b) Upon receipt of the Original Warrant, the Exercise Notice and the Aggregate Exercise Price in accordance with Section 2(a) of this letter agreement, the Company shall, on or before the fifth trading day after the Closing Date, issue and deliver, or cause its transfer agent to issue and deliver, to the Holder a certificate representing the Warrant Shares, bearing a legend in substantially the form set forth in Section 10 of the Securities Purchase Agreement and registered in the name of the Holder or its designee[;  provided, however, that in the event that the exercise of the Original Warrant, as amended hereby, would cause the Holder to exceed the beneficial ownership limitations contained in Section 6(b) of the Original Warrant, the Company shall only issue such number of Warrant Shares to the Holder that would not cause such Holder to exceed such beneficial ownership limitations, with the balance to be held in abeyance until notice from such Holder that the balance (or portion thereof) may be issued in compliance with such limitations.]

(c) Notwithstanding the foregoing provisions of Section 2(a) and 2(b) of this letter agreement, in the event that the Holder exercises the Original Warrant, as amended hereby, on or before August 31, 2017 but not in full, (i) the Holder shall not be required to surrender the Original Warrant to the Company, (ii) the Holder shall deliver the Exercise Notice and pay to the Company an amount equal to the product of the Exercise Price multiplied by the number of Warrant Shares as to which the Original Warrant, as amended hereby, is being exercised by wire transfer in accordance with instructions to be delivered in writing to the Holder by the Company prior to the Closing Date and (iii) the amount of such product shall constitute the Holder’s “Aggregate Exercise Price” for purposes of Section 2(b) of this letter agreement.

3. Conditions to Closing. The obligations of the Company and the Holder to consummate the transactions contemplated by this letter agreement are subject to the satisfaction of each of the following conditions:

(a) Each of the representations and warranties of the Holder and the Company contained in Section 4 and Section 5, respectively, of this letter agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b) Each of the Holder and the Company shall in all material respects have performed, satisfied and complied with all of its respective covenants, agreements and conditions contained in this letter agreement that are required to be performed, satisfied or complied with by it on or before the Closing Date.

4. Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company as follows:

(a) This letter agreement has been duly authorized, executed and delivered by the Holder and constitutes the legal and binding agreement of the Holder, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity; the Holder has full power and authority to execute and deliver this letter agreement and to perform its obligations hereunder.

(b) The Holder has good and valid title to the Original Warrant and owns and holds the entire right, title and interest in and to the Original Warrant, free and clear of any liens, claims or encumbrances (other than those arising as a result of this letter agreement or the Securities Purchase Agreement). The Original Warrant is not subject to any contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the disposition or exercise of the Original Warrant.

(c) The Holder has such knowledge, sophistication, skill and experience in business, financial and investment matters that the Holder is capable of evaluating the merits and risks of an investment in the Securities, and has so evaluated the merits and risks of such investment. With the assistance of the Holder’s own professional advisors, to the extent that the Holder has deemed appropriate, the Holder has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Securities and the consequences of this letter agreement. The Holder has considered the suitability of the Securities as an investment in light of the Holder’s own circumstances and financial condition, and the Holder is able to bear the risks associated with an investment in the Securities.

(d) The Holder is, and on the Closing Date the Holder will be, either (i) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) an “accredited investor” as defined in Rule 501(a) under the Securities Act, and not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended. The Holder agrees to furnish any additional information reasonably requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with its investment in the Securities.

(e) The Holder is acquiring the Securities solely for the Holder’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Securities, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities laws and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such

Securities in violation of the Securities Act or any applicable state securities laws (this representation and warranty not limiting the Holder’s right to sell the Warrant Shares pursuant to the Registration Statement (as defined in the Securities Purchase Agreement) or otherwise in compliance with applicable federal law and state securities laws). The Holder understands that, except for registration of the Warrant Shares for resale, the Securities have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Holder and of the other representations made by the Holder in this letter agreement and the Securities Purchase Agreement. The Holder understands that the Company is relying upon the representations and agreements contained in this letter agreement for the purpose of determining whether this transaction meets the requirements for such exemptions.

(f) The Holder understands that the Securities are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission provide in substance that the Holder may dispose of the Securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom such as the exemption and safe harbor provided under Rule 144 of the Securities Act.

(g) [Upon the full exercise of the Original Warrant, the Holder will not beneficially own in excess of 19.99% of the outstanding shares of Common Stock, as calculated pursuant to Section 6(b) of the Original Warrant.]

5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows:

(a) The Company has all requisite corporate power and authority to enter into this letter agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This letter agreement has been duly authorized, executed and delivered by the Company and constitutes the legal and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.

(b) The Warrant Shares have been duly and validly authorized and, when issued in accordance with the terms of this letter agreement, will be validly issued, fully paid and non-assessable and free and clear of any encumbrances, preemptive rights or restrictions (other than as provided in the Original Warrant, the Securities Purchase Agreement or any restrictions on transfer generally imposed under applicable securities laws).

6. Notices. Any and all notices or other communications under this letter agreement shall be in writing and shall be deemed given and effective as set forth in the Original Warrant.

7. Public Announcements. The Company shall file a Current Report on Form 8-K, and may issue a press release, disclosing the material terms of the transactions contemplated hereby. The Company shall, prior to making such filing or issuing any such release, furnish to the Holder for review a copy of such Form 8-K and any such release.

8.Securities Purchase Agreement. Following the execution of this letter agreement, with respect to the Holder, all references to the “Warrants” in the Securities Purchase Agreement shall be deemed to refer to the Amended Warrant.

9. Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

10. Counterparts. This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

11. No Third-Party Beneficiaries. Nothing in this letter agreement shall be construed to give to any person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this letter agreement.

12. Amendment; Waiver. Neither this letter agreement nor any provisions hereof shall be amended, waived, discharged or terminated except by an instrument in writing signed, in the case of an amendment, by the Company and the Holder or, in the case of a waiver, discharge or termination, by the party against whom such waiver, discharge or termination is sought.

13. Costs and Expenses. The parties hereto shall pay their own costs and expenses in connection herewith.

14. Severability. If any term or provision of this letter agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this letter agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

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If the foregoing is in accordance with your understanding of our agreement, please sign where indicated below and deliver a copy of this letter agreement as provided for herein, whereupon this letter agreement shall represent a binding agreement between us.

Very truly yours,
VERMILLION, INC.
By:
Eric Schoen SVP, Finance and Chief Accounting Officer

Accepted and agreed to as of
the date first above written:

HOLDER

By:
Name: Title:

Warrant Repurchase and Exercise Agreement